Calculation of Filing Fee Tables
S-4
DNOW Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.01 per share	Other	81,332,461		$ 1,094,734,925.06	0.0001531	$ 167,603.92
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,094,734,925.06		$ 167,603.92
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 167,603.92
Offering Note
[1]	Rule 457(f) Fee Calculation Details

(1) Represents the estimated maximum number of shares of Common Stock, par value $0.01 per share, of DNOW Inc. (the "Registrant") to be issued upon the completion of the mergers and other transactions contemplated by the Agreement and Plan of Merger, dated as of June 26, 2025, by and among the Registrant, MRC Global Inc. ("MRC Global"), Buck Merger Sub, Inc. and Stag Merger Sub, LLC (as may be amended, the "Merger Agreement") and is based upon the product of (a) an exchange ratio in the Merger Agreement of 0.9489 multiplied by (b) 85,712,363 shares of common stock, par value $0.01 per share, of MRC Global ("MRC Global Common Stock"), which is the sum of (i) 85,080,581 shares of MRC Global Common Stock estimated to be issued and outstanding immediately prior to completion of the transactions contemplated by the Merger Agreement, (ii) 76,166 shares of restricted MRC Global common stock estimated to be issued and outstanding immediately prior to the completion of the transactions contemplated by the Merger Agreement; (iii) 223,397 shares of MRC Global Common Stock underlying time-based restricted stock units granted prior to February 2024 and estimated to be outstanding immediately prior to completion of the transactions contemplated by the Merger Agreement and (iv) 332,219 shares of MRC Global Common Stock underlying outstanding performance-based restricted stock units (assuming attainment of the applicable performance metrics at the maximum level of performance) granted prior to February 2024 and estimated to be outstanding immediately prior to completion of the mergers. (2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act. Such amount equals the product of (i) $13.46, the average of the high and the low prices per share of MRC Global Common Stock, as reported on the New York Stock Exchange on July 16, 2025, which is within five business days prior to the filing of this Registration Statement on Form S-4, and (ii) 85,712,363 shares of MRC Global Common Stock as calculated pursuant to footnote 1.
Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
81,332,461	$ 13.46	$ 1,094,734,925.06			$ 1,094,734,925.06